EXHIBIT 10.4

Exhibit D

Client Service Level Agreement

Section 1: Definitions

This service level agreement (the “Client SLA”) shall be used to describe Client’s responsibilities with respect to service availability and resolving incidents. Any capitalized terms used but not defined herein shall have the meaning set forth in the Agreement.

For purposes of this Client SLA, the following definitions shall be used:

a.

“Business Hours” means 9:00:00AM UTC-3 to 17:00:00PM UTC-3 from Monday through Friday, without exception (including local, national, or international holidays).

b.

“VV Initial Response” means a verbal, written, or electronic response to an Initial Notice, in each case non-automatic, from Client to Airfox regarding a reported or discovered Error that details its Severity Level and provides a general approach for next steps.

c.

“VV Final Resolution” means a permanent fix to the Error to bring VV Services functionality back into a resolve state.

d.

“VV Services” means the Client System, including the CDC and any other Client service that connects to or integrates with the VV API or the Airfox Mobile Wallet.

e.

“VV Temporary Resolution” means a temporary fix or patch to the Error to bring VV Services functionality back to a resolved state until a Final Resolution is available.

Section 2: Service Availability

Client will provide Airfox with access to the VV Services seven (7) days per week, twenty-four

(24)

hours per day, excluding VV Scheduled Downtime.

Section 3: Scheduled Downtime

Client shall perform periodic maintenance on the VV Services for purposes of system upgrades, maintenance, and backup procedures. When commercially reasonable, Client will perform such maintenance without disrupting access to the VV Services. Where access needs to be disrupted (“VV Scheduled Downtime”), Client shall: (i) where possible, perform such maintenance during low usage periods; (ii) where possible, provide reasonable advance notice to Airfox of the VV Scheduled Downtime; (iii) use commercially reasonable efforts to limit the amount of VV Scheduled Downtime. VV Scheduled Downtime shall not exceed four (4) hours per month.

Section 4: Client IT Support

Client will use commercially treasonable efforts to provide Airfox with:

a.

all necessary resources to support the VV Services with respect to the VV API; and

b.

e-mail support to assist in identifying and resolving errors with respect to the VV API.

Section 5: Incident Management

A.

Incident Severity

Airfox and Client acknowledge and agree that there may be defects in the VV Services or defects in features within the Airfox Mobile Wallet that directly impact the performance of the VV API and prevent it from performing as accepted (“each a VV Error”). Errors may include operation and functionality defects, security defects, viruses and bugs. When Client initially detects, or when Airfox initially reports to Client, an Error, (“VV Initial Notice”) Client will promptly classify the Error in accordance with the severity levels set forth in Table A1 below (each a “Severity Level”). Client may modify the classification after the Initial Response if appropriate.

Table A1 – Severity Level Guidelines
VV Severity Level	Definition
Severity 1

A critical problem in which the VV Services (i) are down, inoperable, inaccessible, or unavailable, (ii) otherwise materially cease operation, or

(iii) perform or fail to perform so as to prevent useful work from being done.

Severity 2

A problem in which the VV Services and the hosting environment (i) are severely limited or major functions are performing improperly, and the situation is significantly impacting certain portions of Users’ operations or productivity, or (ii) have been interrupted but recovered, and there is high risk of recurrence.

Severity 3

A minor or cosmetic problem with the VV Services that (i) is an irritant, affects non-essential functions, or has minimal operations impact, (ii) is localized or has isolated impact, (iii) is a nuisance, (iv) results in visual errors, or (v) is otherwise not Severity 1 or Severity 2, but represents a failure of VV Services to conform to specifications.

B.

Incident response

If Initial Notice occurs during Business Hours, Client will provide Airfox with VV Initial Responses, Temporary Resolutions, and Final Resolutions within the timeframes provided in Table B1 below.

Table B1 – Incident Response for Initial Notices within Business Hours
VV Severity Level	VV Initial Response	VV Temporary Resolution	VV Final Resolution
1	3 hours	12 hours	7 days
2	6 hours	34 hours	10 days
3	34 hours	5 days	21 days

If Initial Notice occurs outside of Business Hours, Client will provide Airfox with Initial Responses, Temporary Resolutions, and Final Resolutions within the timeframes provided in Table B2 below.

Table B2 – Incident Response for Initial Notices outside of Business Hours
VV Severity Level	VV Initial Response	VV Temporary Resolution	VV Final Resolution
1	6 hours	17 hours	7 days
2	17 hours	3 days	10 days
3	34 hours	5 days	21 days